Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of Remark Media, Inc. of our report dated March 30, 2012 relating to the consolidated financial statements of Banks.com, Inc. and subsidiaries, which appears in such Registration Statement.  We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Burr Pilger Mayer, Inc.
San Francisco, California
April 4, 2012